Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Gary Schaefer, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: gschaefer@nanometrics.com

Nanometrics Reports Second Quarter 2008 Financial Results

MILPITAS, Calif., July 31, 2008 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology equipment, today announced financial results for its second quarter ended June 28, 2008.

Revenues for the second quarter were $23.8 million, representing a 32% decrease from first quarter 2008 revenues of $34.7 million and a 36% decrease from second quarter 2007 revenues of $37.3 million. Net loss for the second quarter was $18.9 million, or $1.02 per share. This compares to a net loss of $0.7 million, or $0.04 per share, for the first quarter of 2008 and a net loss of $0.1 million, or $0.01 per share, for the second quarter of 2007.

The second quarter net loss includes non-cash expenses of $16.6 million. We took a FAS 144 asset impairment charge of $13.2 million, primarily consisting of intangible assets related to the 2006 acquisitions of Accent Optical and Soluris. Other non-cash charges include $1.3 million for amortization of acquired intangible assets, $1.1 million for stock-based compensation expenses and $1.0 million for depreciation.

Operating expenses include $0.3 million in severance charges related to a 3% workforce reduction during the second quarter.

“In a difficult market environment, we are gratified to see the benefit of our restructuring efforts evidenced in part by achieving 42% gross margins in spite of the sharp decline in revenues,” commented Tim Stultz, president and chief executive officer. “So far this year, we have also strengthened our product portfolio by launching new solutions in every one of our primary served markets as well as completing the acquisition of Tevet, which has already led to new customer wins in the solar photovoltaics industry.”

“We took an impairment charge in the second quarter that will reduce our amortization of acquired intangible assets expense by approximately $700,000 per quarter,” continued Dr. Stultz. “We recently completed a $13.5 million real estate loan transaction on our Milpitas headquarters that will improve our cash position. Going forward we will continue to aggressively seek ways to improve both our operational and capital efficiencies.”

Selected Revenue Segment Information

Revenues by Product		Revenues by Region
Automated Metrology	42%	Japan	38%
Integrated Metrology	13%	South Korea	19%
Materials Characterization	23%	United States	17%
Service	22%	ROW	26%

Conference Call Details

A conference call to discuss the second quarter results will be held later today at 4:30 p.m. Eastern Daylight Time (1:30 p.m. PDT). To participate in the conference call, the dial-in numbers are 800-659-1966 for domestic callers and 617-614-2711 for international callers. The passcode is 13506760. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended June 28, 2008. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K, as amended, for the year ended December 29, 2007 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands except share amounts)

(Unaudited)

	June 28, 2008	December 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$9,653	$14,919
Accounts receivable, net of allowances of $320 and $323	28,663	34,855
Inventories	33,962	33,343
Inventories - delivered systems	230	785
Prepaid expenses and other	3,453	2,598

Total current assets	75,961	86,500

Property, plant and equipment, net	42,631	44,419
Goodwill and indefinite lived intangible assets	54,018	52,532
Intangible assets, net	9,244	21,820
Other assets	1,555	1,805

Total assets	$183,409	$207,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Accounts payable	10,642	13,931
Accrued payroll and related expenses	4,484	4,514
Deferred revenue	1,134	2,501
Other current liabilities	7,911	7,243
Income taxes payable	110	1,101
Current portion of debt obligations	151	148

Total current liabilities	24,432	29,438
Deferred income taxes	382	382
Debt obligations and other long term liabilities	610	1,412

Total liabilities	25,424	31,232

Stockholders' equity
Common stock, $0.001 par value; 47,000,000 shares
authorized; 18,648,250 and 18,620,682, respectively, outstanding	19	19
Additional paid-in capital	189,281	187,180
Accumulated deficit	(33,555)	(13,917)
Accumulated other comprehensive income	2,240	2,562

Total stockholders’ equity	157,985	175,844

Total liabilities and stockholders' equity	$183,409	$207,076

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net revenues:
Products	$18,504	$32,732	$46,433	$65,258
Service	5,257	4,603	12,056	9,192

Total net revenues	23,761	37,335	58,489	74,450

Costs of net revenues:
Cost of products	9,162	16,372	22,824	33,855
Cost of service	4,532	4,839	9,770	10,668

Total costs of net revenues	13,694	21,211	32,594	44,523

Gross profit	10,067	16,124	25,895	29,927
Operating expenses:
Research and development	4,422	4,739	8,677	9,325
Selling	4,844	4,668	9,683	10,033
General and administrative	5,302	4,762	10,826	11,755
Amortization of intangible assets	1,330	1,663	2,615	3,212
Asset impairment	13,213	—	13,213	—
Restructuring charge	—	—	870	—

Total operating expenses	29,111	15,832	45,884	34,325

Income (loss) from operations	(19,044)	292	(19,989)	(4,398)

Other income (expense):
Interest income	34	29	132	52
Interest expense	(26)	(46)	(103)	(85)
Other, net	(32)	(541)	422	(422)

Total other income (expense), net	(24)	(558)	451	(455)

Loss before income tax provision (benefit)	(19,068)	(266)	(19,538)	(4,853)

Income tax provision (benefit)	(154)	(136)	100	(112)

Net loss	$(18,914)	$(130)	$(19,638)	$(4,741)

Net loss per share:
Basic	$(1.02)	$(0.01)	$(1.06)	$(0.27)

Diluted	$(1.02)	$(0.01)	$(1.06)	$(0.27)

Shares used in per share computation:
Basic	18,632	17,857	18,611	17,758

Diluted	18,632	17,857	18,611	17,758

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